                    CLARIFICATION OF
               SECTIONS 2.3(b) and 5.4(f)
                           of
                    MERGER AGREEMENT


     WHEREAS, the parties hereto, Union Pacific Corpora-tion ("Parent"), UP Rail, Inc. ("Purchaser") and Chicago and North Western Transportation Company (the "Company"), have entered into an Agreement and Plan of Merger dated as of March 16, 1995 (the "Merger Agreement"); and

     WHEREAS, the parties hereto desire to clarify their mutual understanding of how Sections 2.3 and 5.4(f) should be applied with respect to Company employees whose employment may be terminated prior to the "Effective
Time" or the date of "Closing" (both terms as defined in the Merger Agreement); and

     WHEREAS, the Company has confirmed that all "Op-tions" (as defined in Section 2.3 of the Merger Agree-ment) are either currently exercisable or have associated with them limited stock appreciation rights which will become exercisable upon the consummation of the "Offer"
(as defined in the Merger Agreement); and

     WHEREAS, consequently, the economic value of all Options could be realized at, or immediately after, the consummation of the Offer, while Section 2.3(b) specifi-cally authorizes a cash payment with respect to Options only upon their cancellation at the Effective Time;

     NOW, THEREFORE, the parties hereto agree as follows:

          1. If the employment of a Company employee is terminated (whether voluntarily or otherwise) prior to the Effective Time, each Option which is held by such em-ployee immediately prior to the later of the date of the consummation of the Offer or the date of such termination of employment shall be cancelled on the later of such dates (provided that any required consent to cancellation has been given by the employee). Promptly upon such cancellation, the Company shall pay to such employee an amount equal to the excess, if any, of the Offer Price
(as defined in the Merger Agreement) over the exercise price per Share (as defined in the Merger Agreement) subject thereto, multiplied by the number of Shares subject thereto.

          2.  The Company will pay to a "Terminated
Employee" (as defined in the next sentence), as soon as reasonably practical after the date of his or her termi-


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nation of employment, a prorated bonus calculated in
accordance with Section 5.4(f) of the Merger Agreement, but based on the Company's performance through the end of the calendar quarter coinciding with or immediately pre-ceding such termination and a proration of the resulting bonus amount to the date of such termination. "Termi-nated Employee" shall mean a Company employee

     (i) whose employment is terminated (whether volun-tarily or otherwise) prior to the Effective Time,

     (ii) who does not (either before or after such termination) enter into a severance agreement with respect to such employment similar to the agreements offered to certain Company employees on or about
     April 3, 1995 by the Company, Chicago and North
     Western Railway Company and Union Pacific Railroad
     Company, and

     (iii) who was, immediately prior to the execution of the Merger Agreement, a participant in the Company's
     Bonus Plan.

          3. This document may be executed in counter-parts, each of which shall be deemed to be an original but both of which together shall constitute one and the same document.

          IN WITNESS WHEREOF, Parent, Purchaser and the
Company have caused this document to be signed by their respective officers thereunto duly authorized as of April
12, 1995.

                              UNION PACIFIC CORPORATION

                              By________________________
                                   Name:
                                   Title:

                              UP RAIL, INC.

                              By________________________
                                   Name:
                                   Title:

                              CHICAGO AND NORTH WESTERN
                               TRANSPORTATION COMPANY

                              By_______________________
                                   Name:
                                   Title:


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